UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2019

QUANTUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13449	94-2665054
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

224 Airport Parkway, Suite 550

San Jose, California 95510

(Address of principal executive offices, including zip code)

(408) 944-4000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	QMCO	OTC Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 5 and 6, 2019, the Leadership and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Quantum Corporation (the “Company”) met to discuss the Company’s equity compensation for its non-employee directors and executive officers. In connection with this annual review, the Committee approved the grant of performance stock unit awards on September 6, 2019, as follows:

James J. Lerner, the Company’s President and Chief Executive Officer, and J. Michael Dodson, the Company’s Senior Vice President and Chief Financial Officer, each received 240,000 performance-based restricted stock units, with vesting subject to specified levels of the average closing price of a share of the Company’s common stock during any 100-day trading period (“Market-Price PSUs”). The vesting of this Market-Price PSU is subject to continued employment with the Company through the later of the achievement date of the performance targets or the service vesting date, which occurs in three equal installments on September 5, 2020, September 5, 2021 and September 5, 2022. Mr. Lerner and Mr. Dodson each also received 60,000 performance-based restricted stock units, with vesting subject to the achievement of a specified EBITDA objective for fiscal 2020 (“Financial Results PSUs”). The vesting of this Financial Results PSU is subject to continued employment with the Company through the later of the achievement date of the performance target or the service vesting date, which occurs in three equal installments commencing on the achievement date, the first anniversary of the achievement date and the second anniversary of the achievement date.

Lewis Moorehead, the Company’s Chief Accounting Officer, received 48,000 Market-Price PSUs, 12,000 Financial Results PSUs and an additional 10,000 restricted stock units that vest in three equal annual installments on September 6, 2020, September 6, 2021 and September 6, 2022, subject to Mr. Moorehead’s continued employment with the Company.

Donald Martella Jr., the Company’s Senior Vice President, Engineering, received 64,000 Market-Price PSUs and 16,000 Financial Results PSUs, subject to Mr. Martella’s continued employment.

The Company has omitted disclosure of the specified performance targets above, because these targets constitute confidential financial information and the disclosure of these targets would cause competitive harm to the Company. The Committee believes that these targets are reasonably achievable by the Company, but will be challenging to achieve. In setting these targets, the Committee wished to align the interest of its stockholders with those of its executive officers and applied performance criteria that, if met, would benefit both the stockholders and the executive officers.

In addition, the Committee recommended to the Board for approval equity awards to non-employee directors, which the Board approved on September 5, 2019. These awards consisted of the following:

Each of Clifford Press, Raghavendra Rau, Marc Rothman and Eric Singer received 50,000 restricted stock units that were fully vested upon grant. The Board had previously determined to suspend cash and equity compensation for all non-employee directors as of August 1, 2018 as a result of the Company not being current with its SEC filings at that time, the financing needs of the Company at that time and other factors. The Board approved these restricted stock unit awards as fully vested in recognition of each of these director’s individual contributions and past services and the fact that no equity grants were approved in fiscal 2019, notwithstanding the Company’s standard equity compensation program for non-employee directors. Mr. Fichthorn, who joined the Board on April 4, 2019, received 14,184 restricted stock units, which units will vest at the Company’s 2019 annual meeting of stockholders, subject to Mr. Fichthorn’s continued service as a director until such meeting.

In accordance with the Company’s standard equity compensation program for non-employee directors, the Board also approved a fiscal 2020 award for Messrs. Fichthorn, Press, Rau, Rothman and Singer of 20,833 restricted stock units, which will vest upon the earlier of the Company’s 2020 annual meeting of stockholders or September 5, 2020, subject to each director’s continued service on the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2019	QUANTUM CORPORATION

	By:	/s/ J. Michael Dodson
	Name:	J. Michael Dodson
	Title:	Chief Financial Officer